Consent of Independent Auditors


The Board of Directors
CNET Networks, Inc.


We consent to incorporation by reference in the registration statement on Forms S-8 (File Nos. 333-07667, 333-34491, 333-67325, and 333-78247) and
Forms S-3 (File Nos. 333-46203, 333-56633, 333-73023, 333-77065, 333-77757,
333-78585, 333-85513 and 333-90739) of CNET Networks, Inc. of our report dated February 29, 2000, relating to consolidated balance sheets of CNET Networks, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December
31, 1999, and our report on the supproting schedule dated February 29, 2000, which reports appear in the December 31, 1999 annual report on Form 10-K of CNET Networks, Inc.


                                            KPMG LLP


San Francisco, California
March 29, 1999